Exhibit 10.5

September 26, 2022

Malacca Straits Acquisition Company Limited

Unit 601-2

St. George’s Building

2 Ice House Street

Central, Hong Kong

Re: Letter under Merger Agreement

Gentlemen:

This letter (this “Agreement”) is being delivered in accordance with the Agreement and Plan of Merger by and among Malacca Straits Acquisition Company Limited, a Cayman Islands exempted company (the “Company”), MLAC Merger Sub, Inc., a Delaware corporation, Malacca Straits Management Company Limited (the “Sponsor”), Indiev, Inc, a California corporation (“Indiev”), and the other parties thereto, dated as of September 26 (the “Merger Agreement”), and supplements that certain Letter Agreement (the “Original Letter Agreement”), dated July 14, 2020, by and among the Company, and BTIG, LLC, as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to the Company’s initial public offering (the “Public Offering”), consummated initially on July 17, 2020, and with its overallotment offering, on July 21, 2020, of the Company’s units (the “Units”), each comprised of one of the Company’s Class A ordinary shares, of $0.0001 par value per share (the “Ordinary Shares”), and one-half of one warrant entitling the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. Certain capitalized terms used herein are defined in the paragraph below entitled “Certain Definitions” or the Merger Agreement.

In order to induce Indiev to enter into the Merger Agreement, and intending to be legally bound, the Sponsor and the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”), hereby reconfirm their obligations under the Original Letter Agreement, and further agree with the Company and Indiev as follows:

Section 1. Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the period beginning on the date of this Agreement and ending on the earlier of (x) the Effective Time or (y) the date on which the Merger Agreement is validly terminated in accordance with its terms,

(a) General. Sponsor and each Insider agrees that (i) if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (A) vote any Shares owned by it, him or her in favor of any proposed Business Combination, subject to any fiduciary standards otherwise set forth in the Merger Agreement and (B) not redeem any Shares owned by it, him or her in connection with such shareholder approval, (ii) if the Company engages in a tender offer in connection with any proposed Business Combination, it, he or she shall not sell any Shares to the Company in connection therewith, and (ii) if the Company seeks shareholder approval of any proposed amendment to the Company’s Amended and Restated Articles of Association effective as of July 17, 2020, as amended (the “Charter”) prior to the consummation of a Business Combination, it, he or she shall not redeem any Shares owned by it, him or her in connection with such shareholder approval.

(b) Quorum. The Sponsor and each Insider agrees to appear at the Special Meeting for purposes of forming a quorum for a vote relating to the Business Combination.

(c) Waiver of Anti-Dilution Protection. The Sponsor and each of the Initial Shareholders agree, as to their outstanding shares of Purchaser Class B Ordinary Shares, solely in connection with and only for the purpose of the proposed Merger, hereby irrevocably to waive, to the fullest extent permitted by law and pursuant to Section 17.4 of the Charter, the anti-dilution provisions for the Purchaser Class B Ordinary Shares contained in Section 17.3 of the Charter (but not Section 17.5 of the Charter (relating to stock splits), and agrees that the Purchaser Class B Ordinary Shares will convert only upon the Initial Conversion Ratio (as defined in the Charter dated as of July 17, 2020) in connection with the Merger, subject to adjustment set forth in Section 17.5 of the Charter. This waiver shall be void and of no force and effect following the date on which the Merger Agreement is validly terminated in accordance with its terms.

(d) Excess Purchaser Expenses. Pursuant to the Merger Agreement, the Sponsor shall prior to the Effective Time deliver written notice to Indiev that Sponsor has elected to do one or more of the following:

(i) increase the Stockholder Merger Consideration by all or part of the Excess Purchaser Expenses (as defined in the Merger Agreement), in which case, the Stockholder Merger Consideration will be increased (as a plus) by the amount of such Excess Purchaser Expenses,

(ii) cancel Purchaser Class B Ordinary Shares in an amount equal to the value of the Excess Purchaser Expenses (assuming the Redemption Price per share for each of the founders shares), in which case, the Purchaser Expense Consideration Adjustment set forth in Section 1.8 of the Merger Agreement relating to the Stockholder Merger Consideration shall be unchanged or $0 regarding such value of cancelled Purchaser Class B Ordinary Shares (provided, however, that Purchaser shall provide reasonable evidence of the cancellation of such Class B Ordinary Shares at the Closing); or

(iii) pay the Excess Purchaser Expenses in cash, in which case, the Purchaser Expense Consideration Adjustment set forth in Section 1.8 relating to the Stockholder Merger Consideration shall be unchanged or $0 for the value of such cash, provided that as of Closing the Sponsor has wired such cash relating to such all or part of the Excess Purchaser Expenses into the Purchaser’s operating account.

If the Sponsor fails to timely make an election in accordance with this Agreement with respect to the matters set forth in clauses (i) through (iii) above, the Sponsor shall have been deemed as of the Effective Time to have elected clause (i) above.

Section 2. Certain Definitions. As used herein, (i) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Shares” shall mean, collectively, the Ordinary Shares and the Founder Shares; (iii) “Founder Shares” shall mean Purchaser Class B Ordinary Shares; (iv) “Initial Shareholders” shall mean the Sponsor and any Insider that holds Founder Shares; (v) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (vi) “Trust Account” shall mean the trust fund located in the United States into which a portion of the net proceeds of the Public Offering shall be deposited; (vii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (viii) “Charter” shall mean the Company’s memorandum and articles of association, as the same may be amended from time to time.

Section 3. Miscellaneous.

(a) Entire Agreement. This Agreement together with the Original Letter Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

(b) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

(c) No Third Party Beneficiaries. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

(d) Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(e) Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(f) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

(g) Incorporation of Merger Agreement. This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Merger Agreement. The provisions set forth in Sections 10.01 (Certain Definitions), 9.6 (Governing Law, Jurisdiction), 9.7 (Waiver of Trial by Jury), 9.13 and 9.14 (Interpretation; Counterparts), 11.13 (Enforcement), 8.1 (Waiver of Claims against Trust) and 9.2 (Non-Recourse), of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement, and the references therein to the “Parties” were instead to the parties to this Agreement. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

(h) Termination. This Agreement shall terminate on the earlier of (i) the expiration of the Founder Shares Lock-up Period or (ii) the liquidation of the Company; provided, however, that this Agreement shall earlier terminate in the event that the Merger Agreement is terminated on the date thereof.

[Signature Page Follows]

Sincerely,

MALACCA STRAITS MANAGEMENT COMPANY LIMITED

By:	/s/ Ivan Wong
Name:	Ivan Wong
Title:	Director

Acknowledged and Agreed:

MALACCA STRAITS ACQUISITION COMPANY LIMITED

By:	/s/ Gordon Lo
Name:	Gordon Lo
Title:	Chief Executive Officer and President

[Signature Page to Agreement]

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